Exhibit 99.4
                           TO THE LIMITED PARTNERS OF
                            MARRIOTT RESIDENCE INN II
                               LIMITED PARTNERSHIP


Presented for your review is the 1998 Annual Report for the Marriott Residence Inn II Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and Inn operations is included in the Form 10-K, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included herein. The estimate of 1999 tax information is included in this letter. The Partnership's Supplementary Unaudited Information is contained in Item 13, Certain Relationships and Related Transactions, of the Partnership's 10-K. As in the past, we encourage you to review the information contained in this report.

Strategy for Liquidity

We previously reported to you that the General Partner was exploring alternatives to provide liquidity for the Partnership and to maximize the value of your investment including the possibility of combining the Partnership with several others that owned similar hotels to create a publicly traded company in the form of a real estate investment trust ("REIT"). Although, as we previously reported, that plan proved to be impractical, we are continuing to explore other options. While we can make no assurances as to the outcome of these efforts, the General Partner continues to work with an investment bank that is acting as an advisor in this regard.

At this time, we do not have any definitive offers or proposals to share with you although we will continue to explore opportunities to provide liquidity for the Partnership and maximize the value of your investment. If a suitable transaction arises we will keep you apprised of such developments through both quarterly updates and special correspondence.

Transfer and Sale of Limited Partnership Units

As you know, the Partnership Units are a non-traded security. In most cases, the Partnership Agreement does allow limited partners to transfer Partnership Units to related parties. In addition, you may, under certain circumstances, sell your Partnership Units to a third party; however, the General Partner must consent to such sale. Please note there are certain tax and legal limitations to transferring Partnership Units including significant tax effects resulting from the sale of these Units that may impact your decision to sell. In addition to consulting with your advisors, we recommend that limited partners contact the General Partner about such limitations before entering into any agreement to sell your Partnership Units.

If you do wish to request a transfer of your Partnership Units, please contact our Transfer Agent at 800-797-6812. You will be supplied with the necessary documents. Please note that the General Partner does not charge any fee for effecting a transfer.

Partnership Cash Distributions and Capital Budgets

The Partnership made a cash distribution in February 1998 of $50 per Limited Partner Unit. The distribution was made entirely from 1997 cash from operations. Since inception, the Partnership has distributed $652 per Limited Partner Unit.

The General Partner had also noted in earlier reports that beginning in 1998, the Partnership's property improvement fund was insufficient to meet current needs. The shortfall is primarily due to the need to complete total suite refurbishments at a majority of the Partnership's Inns. As you know, these Inns are over ten years old and to remain competitive require major renovations.

Consequently, the Partnership increased its contribution to the property improvement fund from 5% of gross revenues to 6% for 1998 and 7% for 1999. Additionally, the Partnership advanced $2.5 million to the property improvement fund in March 1999 to cover the 1998 shortfall. At this time, we expect the refurbishments will require a total funding in excess of $20 million over the next five years. In 1999, $1.6 million will be funded by the Partnership.

Looking ahead, we expect similar shortfalls in 2000 and beyond. We are working with the Manager, Residence Inn by Marriott, Inc., to ensure that any fundings made by the Partnership provide the maximum value to the Partnership.

As a result of the need to fund the property improvements and the additional payment of mortgage principal, the Partnership did not make a cash distribution from 1998 operations. At this time, we cannot determine when cash distributions will resume. Following this letter is a Statement of Cash Flow Distributable to Partners. This statement provides you with the details of Partnership cash flow.

Inn Operations

The combined operations of the Partnership Inns continued to improve in 1998. Partnership revenues increased 1% when compared to 1997. REVPAR, or revenue per available room, is a commonly used indicator of Inn performance which measures daily suite revenue generated on a per suite basis. On a combined basis, REVPAR for the year increased 1% over 1997 due to a 2% increase in the combined average suite rate to approximately $91 partially offset by a one-half percentage point decrease in the combined average occupancy to approximately 83%. The chart below summarizes REVPAR for years 1996 through 1998 and the percentage increase from the prior year.

         1998                          1997                         1996
 ----------------------    --------------------------     ----------------------
 REVPAR        Increase    REVPAR          % Increase     REVPAR      % Increase
  $75.56           1%      $74.47                4%       $71.50           2%

Residence Inn by Marriott continues to be highly competitive and report strong system-wide operating results due to successful marketing efforts and a continued guest commitment. The coming year will be challenging as extended-stay competitors continue to increase their presence in the market. In response, in 1999 the Manager will continue to heighten its efforts to become the pre-eminent leader in this hospitality category, focusing on customers that prefer quality residential suites. It is expected that the Residence Inn brand will continue to outperform both national and local competitors. The Manager is continuing to monitor the introduction and growth of new extended-stay brands including Homewood Suites, Hawthorne Suites, Summerfield Suites, Staybridge by Holiday Inn and Hilton Residential Suites. In addition, a renewed focus will be placed on strengthening each Inn's sales efforts in order to solidify the existing relationships shared with current clients and establish new ones. The Manager is optimistic that continued strong operating results can be achieved in the coming year through focused marketing activities to increase preference among quality tier extended-stay travelers.

Estimated 1999 Tax Information

Based on current projections, estimated taxable income of $130 will be allocated to each limited partner unit for the year ending December 31, 1999. This estimate will be updated in the third quarter 1999 report.

Conclusion

You will note that the name of the General Partner has changed to RIBM Two LLC. This change was necessary as a part of the conversion of Host Marriott Corporation, from a corporation to a real estate investment trust. RIBM Two LLC is owned 1% by Host Marriott, L.P. and 99% by a wholly owned subsidiary of Rockledge Hotel Properties, Inc. ("Rockledge"). Host Marriott Corporation is the general partner of Host Marriott L.P. Host Marriott, L.P. receives approximately 99% of the economic interest in Rockledge by virtue of its ownership of 95% of the non-voting common stock of Rockledge.

You are encouraged to review this Report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at the address or telephone number listed below.


                                                          Sincerely,

                                                          RIBM TWO LLC
                                                          General Partner


                                                          Robert E. Parsons, Jr.
                                                          President
                                                          April 30, 1999

Host Marriott Corporation           For transfer or re-registration information:
Partnership Investor Relations              GEMISYS, INC.
10400 Fernwood Road, Department 908         Transfer Department
Bethesda, MD  20817-1109                    7103 South Revere Parkway
                                            Englewood, CO  80112
Telephone: 301/380-2070
Monday through Friday                       Telephone: 800/797-6812
9 am to 4 pm, Eastern Time

                             STATEMENT OF CASH FLOW
                            DISTRIBUTABLE TO PARTNERS
          Marriott Residence Inn II Limited Partnership and Subsidiary
              For the Years Ended December 31, 1998, 1997 and 1996
                     (in thousands, except per Unit amounts)
                                   (Unaudited)


                                                                            1998            1997           1996
                                                                         -----------    -----------     -----------
REVENUES.................................................................$    71,658    $    71,039     $    69,644
                                                                         -----------    -----------     -----------

OPERATING COSTS AND EXPENSES
   Inn property-level costs and expenses
     Suites..............................................................     16,135         15,102          14,313
     Other department costs and expenses.................................      1,725          1,517           1,373
     Selling, administrative and other...................................     20,709         18,938          19,923
                                                                         -----------    -----------     -----------
       Total Inn property-level costs and expenses.......................     38,569         35,557          35,609
   Property improvement fund contribution................................      4,282          3,547           3,482
   Residence Inn system fee..............................................      2,729          2,696           2,639
   Base management fee...................................................      1,433          1,419           1,393
   Taxes, insurance and other............................................      2,934          3,548           2,930
                                                                         -----------    -----------     -----------

         Cash flow from Inn operations...................................     21,711         24,272          23,591
                                                                         -----------    -----------     -----------

   Deferred base management fee paid.....................................         --             --            (743)
   Incentive management fee paid.........................................       (185)        (1,705)         (1,190)
   Interest..............................................................    (12,411)       (12,539)        (12,946)
   Principal.............................................................     (1,508)          (910)             --
   Partnership administration............................................       (396)          (460)           (656)
   Interest income.......................................................        950            692             485
                                                                         -----------    -----------     -----------

         Cash flow from Partnership operations...........................      8,161          9,350           8,541
                                                                         -----------    -----------     -----------

   Reserve for future property improvement fund shortfall................     (6,804)        (2,965)         (1,800)
   Owner funded capital expenditures.....................................     (1,107)        (1,439)         (1,278)
   Lender reserves, net..................................................       (250)        (1,411)         (5,828)
   Cash used for debt refinancing........................................         --             --           4,554
   Refinancing costs.....................................................         --             --          (3,553)
   Net proceeds from mortgage loan.......................................         --             --           2,911
                                                                         -----------    -----------     -----------

CASH FLOW DISTRIBUTABLE TO PARTNERS......................................$        --    $     3,535     $     3,547
                                                                         ===========    ===========     ===========

CASH FLOW DISTRIBUTED TO LIMITED PARTNERS................................$        --    $     3,500     $     3,512
                                                                         ===========    ===========     ===========

CASH FLOW DISTRIBUTED PER LIMITED PARTNER UNIT
   (70,000 UNITS)........................................................$        --    $        50     $        50
                                                                         ===========    ===========     ===========



Above  amounts are  presented  on a basis which  differs  from the  Consolidated
Statement of Operations which is presented on the accrual basis of accounting in the enclosed Form 10-K.

